Exhibit 10.14

RWE
One Group.
Multi Utilities.

RWE Long Term Incentive Plan 2002 (LTIP)

Plan Terms

§ 1 Participation

1.	Only those senior executives who have received an allocation notice from RWE AG or one of its affiliates (together or each separately the “company”) are entitled to participate (“eligible participant”).

2.	The stock appreciation rights (“SARs”) are awarded voluntarily by the company. Even when SARs or other instruments arc awarded repeatedly, this creates no entitlement to any further award of SARs or to similar or equivalent instruments.

§ 2 SARs

1.	SARs are rights that enable eligible participants to earn money based on an increase in value (profit) measured by an increase in the common stock price of RWE AG.

2.	A written allocation notice will inform eligible participants of the number of SARs awarded.

3.	The SARs are not transferable, may not be sold, cannot be inherited, are not intended for trading, and may not be used as security for credit. Furthermore, it is forbidden to enter into any business transactions that are equivalent to the sale of SARs or return business (e.g., short sale or hedge).

§ 3 Award of SARs, Period of Validity, Waiting Period, Exercise Period

1.	The allocation notice specifies the day upon which the SARs are awarded (“issue date”).

2.	The validity period of the SARs is five years. The waiting period of two years is followed by an exercise period of three years. Deviating from this rule, the waiting period for the SARs awarded in the year 2002 expires in June 2004; with the exercise period being extended accordingly. During the waiting period the SARs cannot be exercised, the period of validity and the waiting period start on the day of issue. The exact dates for waiting period and exercise period will be given in the allocation notice.

3.	The SARs cannot be exercised in the periods specified under Item 2 and § 4.

4.	If the SARs are not exercised within the exercise period, they expire without any entitlement to replacement or compensation.

§ 4 Exercise Blackouts

1.	During the exercise period the SARs may not be exercised during certain blackout periods. Blackout periods begin three weeks prior to the date of each press conference on the balance sheet and publication of the interim report on the first six months of the fiscal year for RWE AG, and they end at the completion of the respective day of reporting.

2.	Independent of the blackout periods mentioned, RWE AG can specify appropriate blackout periods for some or all eligible participants in any critical insider situations according to circumstances. Furthermore, the eligible participants are obligated to comply with any insider guidelines of the company

§ 5 Exercise Price, Base Price

1	The exercise price of the SARs is determined by the average value (arithmetic mean) of the stock exchange price for a share of RWE common stock in the closing auction of XETRA trading on the Frankfurt Stock Exchange on the ten trading days immediately preceding the date of issue (Reference Period 1).

2.	The base price of the Dow Jones STOXX Utility Price Index is determined by the average value of the closing price of this index in Reference Period 1.

§ 6 Performance Goals

1.	In principle the SARs may be exercised at any time - except during the waiting and blackout periods specified under § 3 Item 2 and § 4, if

(a)	on the exercise date the 10-day average (arithmetic mean) of the stock exchange price of a share of RWE common stock in the closing auction of XETRA trading on the Frankfurt Stock Exchange (RWE XETRA average price) shows a better stock price performance than the Dow Jones STOXX Utility Price Index, measured as a 10-day average of the closing prices in comparison to the base price of this index, when compared to the exercise price on at least ten successive trading days, and, in addition,

(b)	the stock exchange price of a share of RWE common stock in the closing auction of XETRA trading on the Frankfurt Stock Exchange on the last trading day prior to the exercise date exceeds the exercise price by at least 10 percent.

2.	If the requirements of Item 1 are fulfilled, the number of exercisable SARs depends on the increase achieved in the RWE XETRA average stock price compared to the exercise price after expiration of the waiting period. The SARs awarded to the eligible participants

•	can all be exercised when the RWE XETRA average stock price has exceeded the exercise price by at least 20 percent on ten successive trading days,

•	can be exercised at the most to 60 percent when the RWE XETRA average stock price has exceeded the exercise price by at least 15 percent on 10 successive trading days,

•	can be exercised at the most to 25 percent when the RWE XETRA average stock price has exceeded the exercise price by at least 10 percent on 10 successive trading days.

The prerequisites according to Item 1a need not be fulfilled, if, after expiration of the waiting period, the RWE XETRA average stock price has exceeded the exercise price by at least 20 percent on 10 successive trading days.

§ 7 Profit

1.	The profit is the difference between the exercise price and the stock exchange price of a sharp of RWE common stock in the closing auction of XETRA trading on the Frankfurt Stock Exchange on the last trading day prior to the exercise date, but limited to (maximum of 50 per cent or the exercise price.

2.	The company awarding the SARs pays the profit in the next possible salary period.

§ 8 Exercise Declaration, Exercise Date, and other Exercise Requirements

1.	If the exercise requirements are fulfilled, the SARs can be exercised using a form provided by the company or the administrator (see § 10) as a written, irrevocable declaration to the company (“Exercise Declaration”). Fax and e-mail suffice.

2.	The exercise date is the date the company receives the exercise declaration; if an administrator is used, it is the date the administrator receives the declaration. If received after 7:00 p.m. (local time Essen), the following day is the exercise date. Upon receipt the SARs are considered exercised.

3.	In the exercise declaration, the eligible participant must indicate how many SARs to exercise. At least 100 SARs must be exercised per exercise declaration,

§ 9 Substitution Option of the Company

1.	The company reserves the right, instead of paying the profit, to deliver a corresponding number of shares of common stock in RWE AG, valued at the stock exchange price of RWE common stock in the closing auction of XETRA trading on the Frankfurt Stock Exchange on the last trading day prior to the date of exercise.

2.	The company can also deliver a share of common stock of RWE AC for each SAR exercised. In this case the eligible participant is obligated to pay to the company the exercise price for each share of common stock as well as the amount by which the difference between the exercise price and the stock exchange price of a share of RWE common stock in the closing auction of XETRA trading on the Frankfurt Stock Exchange on the last trading day prior to the exercise date exceeds the profit (§ 7 Ziff. 1). The number of shares of common stock to be delivered corresponds to the number of SARs exercised.

3.	If the substitution option is used, the company will also adjust any differences in the rights to dividends between the common stock delivered by the company and the traded common stock of RWE AG. All other details will be dealt with separately.

§ 10 Technical Implementation of the LTIP

The company can select an administrator to handle technical implementation and administration of the LTIP and can provide this person with the information needed to carry out and administer the LTIP, including information on individuals. In this case, the eligible participant must be informed.

§ 11 Special Conditions in Case of

Termination of Work or Employment

1.	If the work or employment relationship of the eligible participant with the company ends, the SARs may be executed upon termination of the employment relationship it all the requirements for exercise are fulfilled. If the eligible participant does not exercise the SARs or if they cannot be executed within the previously specified period, they expire without any entitlement to replacement or compensation.

2.	If the eligible participant transfers to a company that participates in the LTIP, the awarded SARs remain in effect. After the transfer, this company becomes the company awarding the SARs (§ 7 Ziff. 2).

3.	In case of the death of the eligible participant, the SARs existing at the time of death are exercised automatically, if and to the extent that all the requirements for execution have been fulfilled. In case of the death of the eligible participant, the date of death becomes the exercise date. No compensation is provided for SARs that cannot be executed at the time of death.

4.	Individual or general exceptions to the rule under Item 1 in favor of the eligible participant can be made by the company through written declaration.

§ 12 Departure of the Company or Company Unit from the Corporate Group

1.	If the company or a corporate unit whose active or retired senior management personnel are holders of SARs separates from the group of affiliated companies of the RWE Corporate Group, the SARs may be exercised up to the day before the company or corporate unit leaves the RWE Corporate Group, if all the exercise requirements are fulfilled. If the eligible participants do not exercise the SARs or if they cannot be executed within the previously specified period, they expire without any entitlement to replacement or compensation.

2.	Individual or general exceptions to the rule under Item 1 in favor of the eligible participant can be made by the company through written declaration.

§ 13 Costs of Implementation

The company will pay the costs of implementation and administration of the LTIP.

§ 14 Taxes, Deductions, and other Expenditures

1.	Taxes, deductions, and other expenditures that can be allocated to the individual sphere of the eligible participants, and which are connected to the issuance or execution of SARs, shall be paid by the eligible participants.

2.	Currently in Germany, the award of SARs does not constitute a taxable capital gain. Only upon exercise of the SARs does the eligible participant achieve a taxable monetary gain. When eligible participants subject to German tax law exercise the SARs, deductions will be made for income tax and other taxes as well as for deductions to be paid by the eligible participants, including any deductions for benefits or social insurance, in accordance with law applicable at the time.

3.	For eligible participants subject to tax obligations outside Germany, in addition to the provisions of Item 1, the provisions of Item 2 also apply analogously, if any tax obligation results from the issuance or exercise of the SAR or during the period of validity of the SARs, or in case the respective employer has to deduct taxes or other deductions based on applicable law.

§ 15 Stock Price Risks, Liquid Market, Tax Risks

1.	The company provides no guarantee for the general development of the market and the development of the price of a common share of RWE AC after issuance or exercise of SARs or for any other point or period of time. In particular there is no guarantee that the eligible participant who receives SARs will achieve an economic advantage. The SARs are thus exercised solely at the risk of the respective eligible participant.

2.	The company also provides no guarantee that the taxes and deductions withheld or other taxes and deductions to be paid by the eligible participant will be based only on the difference between the exercise price and the applicable stock exchange price upon exercise of the SARs or on some other particular amount. Eligible participants are advised to seek advice from a tax consultant.

§ 16 Adaptations Based on Changes in the Capital Stock of RWE AG

If during the period of validity of the SARs there are changes in the capital stock of RWE AG or restructuring measures that have a direct effect on the equity of RWE AG (e.g., spin-offs), the company is entitled, but not obligated, to adapt the exercise price so that the total value of the SARs belonging to the eligible participant after the corresponding measures have been earned out corresponds basically to the total value of the SARs that belonged to the eligible participant immediately before the corresponding measures were carried out. Any additional SARs issued in connection with the measure will be considered in determining the total value.

§ 17 Limitation of Liability

Liability of the company for ordinary negligence as well as any resulting consequential damages and lost profits is excluded.

§ 18 Written Form

Any changes or additions to this agreement must be made in writing. This applies also to changes in this clause in written form.

§ 19 Applicable Law, Place of Performance, and Jurisdiction

1.	The form and content of the SARs, the terms of this plan, and the allocation no tice, as well as all the resulting rights and obligations of the eligible participants or the company are determined in all regards according to the law of the Federal Republic of Germany.

2.	To the extent legally permissible, the place of performance and jurisdiction for all legal controversies resulting from or in connection with the SARs and the matters regulated by the terms of this plan is Essen.

§ 20 Miscellaneous

1.	If during the period of validity of the SARs there are changes in the overall conditions, which substantially impair or make impossible the execution of the terms of this plan or individual provisions, the company is entitled, but not obligated, to make appropriate adaptations.

2.	If it should become impossible to carry out one of the provisions of the terms of this plan or the allocation notice, the validity and executability of the remaining conditions remain unaffected. Any gap resulting from invalidity of or an inability to execute a provision or any other gaps shall be filled through supplementary interpretation of the contract, taking into consideration analogously the interests of the eligible parties. This also applies when the measurement of performance or time (period, deadlines) is affected. In these cases, the initially agreed performance (period, deadlines) will be replaced by a legally permissible measurement that comes as close to it as possible.

3.	Headings are for the purpose of orientation only and may not be used for interpretation.

4	The version of the original German text is binding. If there are any deviations in the terms of this plan in a language version other than German, it should be noted that the text in the other language is for the purpose of information only. For interpretation, the version of the original German text is binding.